UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

IMS HEALTH INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14049	06-1506026
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1499 Post Road, Fairfield, Connecticut 06824
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 319-4700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                  Entry into a Material Definitive Agreement.

On December 15, 2006, IMS Health Incorporated (the “Company”) entered into the Second Amendment to Note Purchase Agreement (the “Amendment”) with holders of its $150,000,000 Principal Amount 4.60% Senior Notes due 2008.  The Amendment reduces the restrictions on usage and amount of foreign subsidiary indebtedness, thus making the Company’s obligations with respect to foreign subsidiary indebtedness consistent with its other facilities.

A copy of the Amendment is attached hereto as Exhibit 4.1 and is incorporated by reference into this Item 1.01.

Item 5.02.                             Departure of Directors or Principal Officers; Election of Directors; Appointment
 of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2006, the Board of Directors of the Company appointed Bret W. Wise to the Board of Directors of the Company as a Class II director to serve until the 2007 annual meeting of shareholders.  Mr. Wise is the president and chief operating officer of Dentsply International, Inc.  Mr. Wise will serve on the Audit Committee of the Company’s Board of Directors.

Mr. Wise will receive non-employee director remuneration in accordance with the Company’s standard policies for non-employee directors.  On December 19, 2006, the Company’s Human Resources Committee (formerly the Compensation and Benefits Committee) of the Board of Directors modified these policies to provide that the initial equity award to a newly elected or appointed non-employee director would be in the form of restricted stock units rather than restricted stock.  The amount of such initial grant and its vesting and forfeiture terms were not changed.  The change to restricted stock units will permit the non-employee director to defer the settlement of the award beyond the vesting date, and make the form of the initial equity grant to a non-employee director consistent with the current form of annual grants.

In accordance with the non-employee director remuneration policies, Mr. Wise was granted 1,465 restricted stock units on December 19, 2006.  This award is subject to a risk of forfeiture for five years but restrictions lapse upon death, disability or upon termination in other circumstances as determined by the Company’s Human Resources Committee.  Dividend equivalents will be credited on the restricted stock units and payable at settlement of the award.   Mr. Wise will receive other remuneration for service as a director in accordance with the Company’s standard policies, including an annual retainer at a rate of $45,000 per year, together with meeting fees of $1,500 for each board and committee meeting he attends.  If current policies remain in effect, he will be eligible to receive an annual grant of restricted stock units in 2007. The current policy regarding such annual grants and other policies regarding non-employee director remuneration (subject to the modification to the form of initial equity award grants described above) are described in the Company’s Current Report on Form 8-K filed on October 23, 2006 and in the Summary Sheet for Non-Employee Director Remuneration as in effect at April 18, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 5, 2006).

Mr. Wise has no arrangement or understanding with any person regarding his selection as a director of the Company.  Mr. Wise does not have any related person transactions with the Company reportable under Item 404(a) of Regulation S-K.

A copy of the Company’s press release dated December 19, 2006, announcing the appointment of Mr. Wise as a director of the Company is filed as Exhibit 99.1 hereto and incorporated by reference into this Item 5.02.

On December 19, 2006, the Company’s Human Resources Committee approved a contractual arrangement with David M. Thomas under which he will provide consulting services to the Company in 2007 on an “as-requested” basis for a fee of $50,000.  Mr. Thomas served as the Chairman of the Board and Chief Executive Officer of the Company from November 2000 through January 2005, as Executive Chairman from then until his retirement in March 2006, and as Director from November 2000 through March 2006.  He has provided consulting services to the Company since his retirement date under the terms of an employment agreement entered into while he was an employee.  The continued consulting arrangement is being implemented by means of an amendment to that employment agreement.

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 19, 2006, the Board of Directors of the Company approved amendments to the Company’s by-laws, effective on such date, to (i) allow the use of electronic transmissions in notices to stockholders and communications with directors, (ii) replace references to “judge of stockholder votes” with the term “inspector of elections” and enumerate the duties of inspectors of elections and (iii) make other, immaterial changes for purposes of clarity.  A copy of the Second Amended and Restated By-Laws of the Company is attached hereto as Exhibit 3.1 and is incorporated by reference into this Item 5.03.

Item 9.01.              Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 3.1	Second Amended and Restated By-Laws of IMS Health Incorporated.

Exhibit 4.1	Second Amendment to Note Purchase Agreement.

Exhibit 99.1	Press release issued by IMS Health Incorporated, dated December 19, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMS HEALTH INCORPORATED

Date: December 21, 2006	By:	/s/ Robert H. Steinfeld
Robert H. Steinfeld
Senior Vice President, General Counsel and
Corporate Secretary